Exhibit 10.57
SIXTH AMENDMENT TO AGREEMENT FOR SALE AND PURCHASE
THIS SIXTH AMENDMENT TO AGREEMENT FOR SALE AND PURCHASE (“Sixth Amendment”) is made and entered into March 19, 2014, by and between THE ST. JOE COMPANY, a Florida corporation authorized to do business in Florida (“Seller”), and MATTAMY (JACKSONVILLE) PARTNERSHIP d/b/a MATTAMY HOMES, a Florida general partnership (“Purchaser”).
RECITALS:
A.Purchaser and Seller entered into that certain Agreement for Sale and Purchase with an Effective Date of December 30, 2013 (the “Initial Contract”) for certain real property located in St. Johns County, Florida, as more particularly described in the Initial Contract (“Real Property”), which was subsequently amended by that certain First Amendment to Agreement for Sale and Purchase effective as of February 14, 2014 (“First Amendment”), by that certain Second Amendment to Agreement for Sale and Purchase effective as of February 27, 2014 (“Second Amendment”), by that certain Third Amendment to Agreement for Sale and Purchase dated March 7, 2014 (“Third Amendment”), and by that certain Fourth Amendment to Agreement for Sale and Purchase dated March 12, 2014 (“Fourth Amendment”), and by that certain Fifth Amendment to Agreement for Sale and Purchase dated March 18, 2014 (“Fifth Amendment”), (the Initial Contract, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, and this Sixth Amendment are collectively referred to as “Contract”).
B.    Purchaser and Seller desire to amend certain terms and provisions of the Contract as more specifically set forth below.
C.    The capitalized and defined terms set forth herein shall have the meanings and definitions ascribed to them in the Contract unless expressly modified or amended in this Sixth Amendment.
NOW THEREFORE for the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Recitals. The above recitals are true and correct and are expressly incorporated herein.
2.    Terms of Payment. The provisions of Paragraph V of the Initial Contract are amended and restated in entirety to provide as follows:
“Except as provided in Paragraph VIII of this Agreement, the Purchase Price for the Real Property shall be paid to Seller at Closing in the following manner:
(a) the sum of Twenty-Four Million and No/100 Dollars ($24,000,000.00) shall be paid by wire transfer to an account designated by the Seller in good, current funds, subject to prorations, reductions in the Purchase Price and adjustments as herein provided, and
(b) the sum of Nineteen Million, Six Hundred Thousand and No/100 Dollars ($19,600,000.00) shall be paid by Purchaser’s execution and delivery of a purchase money note (the “Note”) and purchase money mortgage (the “Mortgage”) to Seller.
The Note and Mortgage will be executed and delivered at Closing in substantially the form attached hereto as Exhibit “A”, and shall contain the following provisions:

(1) the Note shall (a) be in the principal amount of $19,600,000.00; (b) bear interest at the fixed rate of Five and One-Quarter Percent (5.25%) per annum; and (c) be payable as follows: accrued interest only shall be payable on September 30, 2014, and a principal payment in the amount of $1,000,000.00, together with all accrued interest, shall be payable on March 30, 2015, and all then outstanding principal and all accrued interest shall be paid in full prior to or on June 30, 2015, the maturity date of the Note.
(2) the Mortgage shall (a) be a first-priority lien that encumbers the Real Property subject to the Permitted Exceptions; (b) provide that the CDD shall borrow no funds nor incur any indebtedness without the prior written approval of Seller, which shall not be unreasonably withheld, provided that the total principal amount of such additional financing shall not be in excess of $10,000,000.00 of additional CDD Bonds, other than for the normal and customary obligations relating to the operation and maintenance of the Real Property in a manner similar to that which the CDD has heretofore done; and (c) provide that individual Lots may be released for no consideration from the lien of the Mortgage as individual Lots are sold to bona-fide third party purchasers, and as otherwise provided in the form Mortgage attached as Exhibit “A” hereto.
In addition, Seller shall agree to release from the Mortgage, without payment or consideration, portions of the Real Property to be conveyed to a governmental agency or authority, political subdivision (i.e. St. Johns County), the CDD, or Homeowners’ Association which is necessary or desirable for the efficient development or platting of Real Property. In addition, Seller agrees to cooperate with Purchaser, and consent to plats, dedications, and easements necessary or desirable for the efficient development of the Real Property.
The costs and expenses in connection with the premium payable for a simultaneous issued loan policy of title insurance, and all costs and expenses of recording the Mortgage, including documentary stamp tax and intangible taxes payable to the State of Florida therefor, shall be paid at Closing by Purchaser.
3.    Deposit. The Purchaser shall make and pay the Additional Deposit to the Escrow Agent within three (3) business days of the expiration of the Inspection Period. The Purchaser agrees and acknowledges that the Deposit is non-refundable to the Purchaser except as otherwise expressly provided in the Contract.
4.    Rivers Edge Community Development Partners. Paragraph XV, Section B is hereby restated as follows:
At Closing, Purchaser shall assume any and all rights and obligations of the Seller with respect to the CDD, including the payment CDD assessments due, deficit funding of the CDD operational and maintenance account for the CDD fiscal year ending September 30, 2014. However, this provision shall not be deemed to convert any CDD debt or obligation which is otherwise a non-recourse obligation or liability of Seller on the date of Closing, into a recourse liability or obligation of Purchaser.
5.    Additional and Restated Provisions. Seller and Purchaser agree to modify Paragraph XI of the Initial Contract by adding there to the following, which shall be designated as items 25 and 26 of Paragraph XI, Section B:
25.    An Assignment executed by Seller in favor of Purchaser, of Seller’s rights and interests in the Memorandum of Understanding by and between the St. Joe Company and the St. Johns County School Board dated February 24, 2006, along with the Assignment of School Board Impact Fees held by Seller, if any.

26.    A Quit Claim Deed for all real property conveyed to Seller within the legal description set forth in Schedule XI (B) 25, attached hereto and incorporated herein.
6.    Modified Paragraph I, Section E(i). Paragraph I, Section E (i) is revised in part to provide that:
Purchaser shall have until March 20, 2014 at 6:00 P.M. EDT to provide notice to Seller, as to which Contracts Purchaser desires Seller to terminate prior to Closing. If Purchaser fails to provide notice to Seller prior to March 20, 2014 at 6:00 P.M. EDT Purchaser shall acquire all of the Contracts.
7.    Conditions to Close. Paragraph X, Section A is hereby amended to include the following:
6.    Prior to Closing Seller shall have procured from St. Johns County, County Administrator, an executed letter (the “County Letter”) addressed to Purchaser outlining (i) the time frame and process forward related to the completion of construction of CR 223, and (ii) the continued issuance of building permits and certificates of occupancy, all in the form and substance acceptable to Purchaser in Purchaser’s sole and absolute discretion. Upon receipt of the County Letter, Purchaser shall have one business day to either accept or reject the County Letter. The County Letter shall be deemed to satisfy the condition to Closing unless the Purchaser gives notice by 6:00 P.M. EDT on the first business day following receipt by Purchaser of the County Letter that it desires to terminate the Contract prior to Closing. If Purchaser fails to provide notice to Seller by 6:00 P.M. EDT on the first business day following receipt by Purchaser of the County Letter, then the condition to Closing set forth in this paragraph shall be deemed waived and satisfied. In the event this condition to Closing, along with each of the other conditions to Closing set forth in Paragraph X, Section A, is not satisfied prior to Closing, then, notwithstanding any of the terms or provisions of this Contract, Purchaser may in its sole and absolute discretion either waive such unsatisfied condition or terminate this Contract upon which termination the Escrow Agent shall immediately deliver the Deposit to Purchaser and the parties shall be relieved from further obligations under the Contract, except those terms which expressly survive termination.
8.    Exhibits. Exhibits D-1, D-2 and G which were contemplated by the Initial Contract are attached hereto.
9.    Counterparts; Facsimile Signatures. This Sixth Amendment may be signed in counterparts, all of which shall be taken as one binding agreement for the parties.
10.    Lot Completion. The Contract is amended to include the following provision as Paragraph XXVI Section M:
Lot Completion. Seller and Purchaser acknowledge that certain developed lots constituting a portion of the Real Property, more particularly described in Exhibit “B” to this Sixth Amendment (“Unfinished Lots”) have not been completed in accordance with the applicable plans and specifications. The CDD is responsible to complete the Unfinished Lots in accordance with applicable plans and specification. Seller agrees and stipulates that, the CDD shall complete the required work on the Unfinished Lots within ninety (90) days from the date of Closing (“Completion Date”). Seller anticipates that the funds required to complete the required work on the Unfinished Lots will be paid by the surety company (the “Surety”) that issued a bond with respect to the Unfinished Lots, pursuant to a Settlement Agreement by and between the Surety and the CDD (“Settlement Agreement”) substantially in the form attached hereto as Exhibit “C”. Seller agrees and stipulates that in the event that CDD fails to, by Closing, provide a fully-executed Settlement Agreement by the parties thereto, then Seller shall escrow at Closing an amount equal to the cost to complete the required work on the Unfinished Lots (as set forth in Section 2(b) and 2(e) of the Settlement Agreement) (“Escrow Funds”), pursuant to an Escrow Agreement which shall be mutually agreeable to Seller and Purchaser. The escrow agent pursuant to the said Escrow Agreement shall pay to the CDD the funds needed to complete the required work on the Unfinished Lots. In the event the Unfinished Lots are not completed by the Completion Date, in addition to, and/or, in the alternative to, the remedies set forth herein, Purchaser may act to cause the Unfinished Lots to be completed, and obtain reimbursement therefor first, from, CDD Construction Fund (if available), then from, the Escrow Funds remaining in said Escrow Agreement, and thereafter from the Seller, for any remaining unpaid balance of Purchaser’s costs and expenses directly associated therewith. This provision shall survive the Closing, and in the event of a default, Purchaser shall have the default remedies, including after Closing, of specific performance, and/or the right to recover actual but not consequential, punitive, or other damages. Paragraph XXVI, Section C shall apply to any action brought related to the provisions of this Section.
11.    Miscellaneous. Except as expressly modified herein all other terms and provisions of the Contract shall remain in full force and effect.

IN WITNESS WHEREOF, Purchaser and Seller have executed this Sixth Amendment on the date(s) set forth below.

WITNESSES:		SELLER: THE ST. JOE COMPANY, a Florida corporation
/s/ Georgia Campbell		By:	/s/ Marek Bakun
Printed Name:	Georgia Campbell	Name:	Marek Bakun
/s/ Kenneth Borick		Title:	Senior Vice President
Printed Name:	Kenneth Borick	Date:	3/19/2014

WITNESSES:		PURCHASER: MATTAMY (JACKSONVILLE) PARTNERSHIP d/b/a MATTAMY HOMES, a Florida general partnership
/s/ Richard Stevens		By:	/s/ Steven Parker
Printed Name:	Richard Stevens	Name:	Steven Parker
/s/ Berta g Alday		Title:	President
Printed Name:	Berta g Alday	Date:	3/19/2014